Exhibit 5.1

[JONES DAY LETTERHEAD]

August 14, 2012

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Re:	$1,500,000,000 principal amount of 7.000% Notes due 2020 of Sprint Nextel Corporation

Ladies and Gentlemen:

We are acting as counsel for Sprint Nextel Corporation, a Kansas corporation (the “Company”), in connection with the issuance and sale of $1,500,000,000 aggregate principal amount of the Company’s 7.000% Notes due 2020 (the “Notes”), pursuant to the Underwriting Agreement, dated as of August 9, 2012 (the “Underwriting Agreement”), entered into by and between the Company and J.P. Morgan Securities LLC acting as representative of the several underwriters named therein (collectively, the “Underwriters”). The Notes are being issued under the Indenture, dated as of November 20, 2006 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture (the “Supplemental Indenture”), dated as of August 14, 2012, by and between the Company and the Trustee (the Base Indenture as supplemented by the Supplemental Indenture being referred to herein together as the “Indenture”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

For the purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture, and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

We have further assumed that (a) the Company is a corporation existing and in good standing under the laws of the State of Kansas, (b) the Indenture and the Notes have been (i) authorized by all necessary corporate action of the Company and (ii) executed and delivered by the Company under the laws of the State of Kansas, and (c) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Notes by the Company do

Sprint Nextel Corporation

August 14, 2012

not violate or conflict with the laws of the State of Kansas or the terms and provisions of the Company’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties.

The opinion expressed herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representation of the officers and other representative of the Company and others. The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Reg. No. 333-171301) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day